OFFERING EXPENSES AGREEMENT

AGREEMENT made this 17th day of September, 2020, by and between PIMCO Dynamic Credit and Mortgage Income Fund, a Massachusetts business trust (the “Fund”), and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Adviser”), and is acknowledged and agreed to by PIMCO Investments LLC (“PI”).

WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement dated September 5, 2014 (the “Management Contract”);

WHEREAS, at its September 17, 2020 meeting (the “Meeting”), the Board of Trustees of the Fund (the “Board”) approved the terms of the Underwriting Agreement relating to the common shares of beneficial interest of the Fund (“Common Shares”), by and among the Fund, the Adviser, Morgan Stanley & Co. LLC and the other underwriters party thereto (the “Underwriting Agreement”), as presented at the Meeting; and

WHEREAS, at the Meeting, the Board authorized the Fund to issue and to sell from time to time pursuant to the Underwriting Agreement, after the Underwriting Agreement has been executed and delivered, for cash, all or any part of the number of Common Shares of the Fund called for by the Underwriting Agreement (the “Offering”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the Offering, it is hereby agreed by and between the parties hereto as follows:

1.         The Adviser agrees to pay, if the Offering occurs, the Fund’s offering costs of the Offering. For purposes of this Agreement, “offering costs” do not include (a) management fees payable by the Fund pursuant to the terms of the Management Contract; (b) any expenses incurred in connection with the preparation and filing of the Fund’s “shelf” registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Shelf Registration Statement”); or (c) any expenses incurred in connection with any offering of Common Shares pursuant to the Shelf Registration Statement other than the Offering, but do include, without limitation, (i) any applicable portion of the Fund’s reimbursement of expenses incurred by the Fund’s underwriters in connection with the Offering; (ii) reasonable and documented out-of-pocket expenses related to the Offering incurred by certain employees and affiliates (including PI), or associated persons thereof, of the Adviser, including in connection with participation in the road show and related activities; (iii) the cost of legal, transfer agency and audit services incurred by the Fund in connection with the Offering, including, without limitation, any costs incurred in connection with the preparation and filing of one or more prospectus supplements relating to the Offering; and (iv) any underwriting commissions or other underwriter compensation in connection with the Offering.

2.         This Agreement may be terminated only by the vote of (a) the Board, including the vote of the members of the Board who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

3.         This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

4.         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

5.         The Fund’s Amended and Restated Agreement and Declaration of Trust, including any amendments thereto, is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by an officer of the Fund as an officer and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s

Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year first above written.

PIMCO DYNAMIC CREDIT AND MORTGAGE
INCOME FUND
By:
Name:	Eric D. Johnson
Title:	President
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By:
Name:	Peter G. Strelow
Title:	Managing Director and Co-Chief Operating Officer

Acknowledged and Agreed to by the following on the day and year first written above:

PIMCO INVESTMENTS LLC

By:
Name:	Eric Sutherland
Title:	President

[Signature Page to Offering Expenses Agreement]